EXHIBIT 10.18
HONEYWELL AEROSPACE INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES
EFFECTIVE AS OF JUNE 29, 2026
1.     Purpose

The purpose of the Honeywell Aerospace Inc. Incentive Compensation Plan for Executive Employees (the “Plan”) is to attract and retain highly qualified employees, to obtain from each the best possible performance, and to underscore the importance to such employees of achieving particular business objectives.

2.    Definitions

For the purposes of the Plan, the following terms shall have the following meanings:

2.1    “Board of Directors” means from and after the Spinoff Date, the Board of Directors of Honeywell Aerospace Inc.

2.2    “Change in Control” means (i) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or (ii) any one person, or more than one person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or (iii) a majority of members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) any one person, or more than one person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes of subsection (iv), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. The foregoing subsections (i) through (iv) shall be interpreted in a manner that is consistent with the Treasury Regulations promulgated pursuant to Section 409A of the Code so that all, and only, such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of this Plan.

2.3    “Change in Control Date” means the date on which a Change in Control occurs.

2.4    “Chief Executive Officer” means the Chief Executive Officer of the Company.

2.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

2.6    “Committee” means the Compensation Committee of the Board of Directors, or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors and shall be “independent” pursuant to the listing requirements of The Nasdaq Stock Market (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

2.7    “Common Stock” means the common stock of the Company.

2.8    “Company” means from and after the Spinoff Date, Honeywell Aerospace Inc. and its subsidiaries and affiliated entities, as well as their respective successors.

2.9    “Corporate Officer” means any Senior Executive Employee who has been elected by the Board of Directors as an officer of the Company.

2.10    “Employee” means any Senior Executive Employee or Executive Employee who is on the active salaried payroll of the Company at any time during the Performance Period for which an Incentive Compensation Award relates. For the 2026 Performance Period, “Employee” refers to an Employee who is or who becomes employed by Honeywell Aerospace Inc. or a subsidiary or affiliate on or after June 29, 2026.

2.11    “Executive Employee” means an Employee of the Company who is designated by the Company as an Executive level employee, other than an Employee designated by the Company as a Senior Executive Employee.

2.12    “Good Reason” means, without the Employee’s consent, (a) a material reduction in the Employee’s total cash compensation opportunity in effect immediately prior to the Change in Control; (b) the permanent elimination of the Employee’s position, not including a transfer pursuant to the sale of a facility or line of business, if and only if the Employee is offered substantially comparable employment with the successor employer; (c) a material adverse change to the Employee’s position, function, responsibilities or reporting level, or in the standard of performance required of the Employee, as determined immediately prior to a Change in Control; (d) a material change in the geographic location at which the Employee must perform his or her services from the location the Employee was required to perform such services immediately prior to a Change in Control; or (e) an action by the Company that under applicable law constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Employee provides written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided to the Company, the Company shall have the opportunity, but shall have no obligation, to cure the events or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to an Employee’s Good Reason termination by the end of the thirty (30) day cure period, the Employee’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the Employee has withdrawn such Good Reason termination notice.

2.13    “Gross Cause” means (i) a fraud committed against the Company, (ii) the misappropriation of the Company’s property, (iii) intentional misconduct that is damaging to the Company’s property or business, or (iv) the commission of a felony.

2.14    “Honeywell” means from and after the Spinoff Date, Honeywell Aerospace Inc., a Delaware corporation.

2.15    “Incentive Compensation Awards” means cash awards based on the achievement of (i) short-term business objectives for the Company, as established by the Board of Directors or the Committee for this purpose for each Performance Period, and (ii) short-term business objectives for the Company’s operating units, as established by the Chief Executive Officer for this purpose for each Performance Period.

2.16    “Performance Period” means the Company fiscal year or such other period as may be designated by the Committee (not to exceed 18-months) with respect to which Incentive Compensation Awards may be payable under the Plan; provided that no Performance Period shall begin before the previous Performance Period ends. The 2026 Performance Period for Employees under this Plan shall begin on January 1, 2026 and end on December 31, 2026.

2.17    “Section 409A” means Section 409A of the Code.

2.18    “Senior Executive Employee” means an Employee of the Company who is designated by the Company as an Executive level employee (including Corporate Officers) and who is among the 100 highest-paid Executive level employees of the Company determined solely by reference to base salary as of the end of the applicable Performance Period.

2.19    “Spinoff Date” means the date the Honeywell Aerospace Technologies business segment spins off from the Honeywell International Inc. controlled group of corporations in a tax-free transaction, which transaction is expected to occur on June 29, 2026.

2.20    “Stub Period” means the portion of a Performance Period that ends on the Change in Control Date.

3.     Effective Date

The Plan is hereby established as of June 29, 2026. Incentive Compensation Awards for the Performance Period that began on January 1, 2026 for Employees who are or who become employed by Honeywell Aerospace Inc. or a subsidiary or affiliate that is part of the Honeywell Aerospace Technologies business segment shall be governed by this version of the Plan, subject to Section 12.

4.     Amounts Available for Incentive Compensation Awards

The total maximum amount available and/or individual maximum amounts for Incentive Compensation Awards for a Performance Period may be determined by the Committee from time to time.

5.    Eligibility for Incentive Compensation Awards

5.1    General Eligibility Criteria. Only Senior Executive Employees and Executive Employees shall be eligible for Incentive Compensation Awards under the Plan. Incentive Compensation Awards to Corporate Officers for any period may be granted to those Corporate Officers, if any, selected by the Committee. Such selections, except in the case of the Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer. The Committee shall also consider the contribution made by each Corporate Officer to the achievement of the Company’s established objectives and such other matters as it shall deem relevant.

Incentive Compensation Awards to Senior Executive Employees (other than Corporate Officers) and Executive Employees for any period may be granted to those Senior Executive Employees (other than Corporate Officers) and Executive Employees selected by the Chief Executive Officer, to the extent the authority to determine Incentive Compensation Awards has been delegated to the Chief Executive Officer by the Committee with respect to Senior Executive Employees (other than Corporate Officers). The Chief Executive Officer shall also consider the contribution made by each such Senior Executive Employee and Executive Employee to the achievement of the Company’s established objectives and such other matters as they shall deem relevant.

5.2    Special Discretionary Authority. In the discretion of (i) the Committee with respect to Corporate Officers, (ii) the Committee, or the Chief Executive Officer to the extent the authority to determine Incentive Compensation Awards has been delegated to the Chief Executive Officer by the Committee, with respect to Senior Executive Employees (other than Corporate Officers), or (iii) the Chief Executive Officer with respect to Executive Employees, Incentive Compensation Awards may be made to Employees who retired or whose employment terminated during the Performance Period, or to the designee or estate of an Employee who died during the Performance Period.

6.    Determination of Amounts of Incentive Compensation Awards

6.1    Incentive Compensation Award Amounts. Subject to any maximums amounts determined by the Committee pursuant to Section 4, the amounts of individual Incentive Compensation Awards to (i) Corporate Officers shall be determined by the Committee acting in its discretion, (ii) Senior Executive Employees (other than Corporate Officers) shall be determined by the Chief Executive Officer to the extent the Committee has delegated that authority to the Chief Executive Officer, and (iii) Executive Employees shall be determined by the Chief Executive Officer. Such determinations shall be made after consideration of such matters as the Committee or the Chief Executive Officer, as applicable, shall deem relevant including, except in the case of an Incentive Compensation Award for the Chief Executive Officer, the recommendations of the Chief Executive Officer.

6.2    Calculation of Incentive Compensation Awards. The performance goal(s) for the Performance Period shall be set by the Committee. If the performance goals are obtained, Incentive Compensation Awards may be determined and paid for the Performance Period in accordance with the terms of the Plan.

6.3    Certification. No Incentive Compensation Awards shall be paid to Employees prior to certification by the Committee of the attainment of the performance goals set by the Committee for the Performance Period to which the Incentive Compensation Awards relate, and assurances from the Chief Financial Officer of the Company that the Incentive Compensation Awards to be paid do not exceed any maximum amounts of limits set by the Committee for the Performance Period.

7.    Form of Incentive Compensation Awards

Incentive Compensation Awards under the Plan shall be paid in cash.

8.    Payment of Incentive Compensation Awards

8.1    Timing and Eligibility for Payment. Incentive Compensation Awards shall be paid in full in one lump sum as soon as practicable following the end of the Performance Period in which the Incentive Compensation Award was earned, but no later than the 15th day of the third month following the end of the Company’s fiscal year in which the Performance Period ended, provided that, except as otherwise provided in Section 5.2, the recipient Employee is still actively employed by the Company on the date Incentive Compensation Awards are paid.

8.2    Deferrals. The Committee may, in its sole discretion, permit Employees to defer Incentive Compensation Awards in accordance with and subject to the terms and conditions of the Company’s Deferred Incentive Compensation Plan (the “DIC Plan”).

9.    Recoupment of Incentive Compensation Awards

The Committee shall have the authority to condition the receipt of an Incentive Compensation Award upon the execution of an agreement that contains intellectual property, confidentiality, nonsolicitation and noncompetition covenants (“Protective Agreement”) in favor of the Company in a form determined by the Company from time to time. If any Incentive Compensation Award recipient violates the terms of the Protective Agreement, the Company shall have the right to recoup, and the recipient shall have the obligation to repay, all or part of any Incentive Compensation Award that is subject to a Protective Agreement.

The Committee shall also have the authority to recoup, and each recipient shall have the obligation to repay, all or part of any Incentive Compensation Award paid under this Plan that may be required to be subject to recoupment under federal or state laws, Company policy or the listing requirements of The Nasdaq Stock Market (or other such exchange on which the Company’s shares may be listed for trading) as may be applicable from time to time.

10.    Corporate Transactions

10.1    Plan Termination Triggers. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control, this Plan shall terminate as of the Change in Control Date.

10.2    Incentive Compensation Awards for Stub Period. If a Change in Control occurs, Employees shall be entitled to an Incentive Compensation Award for the Stub Period. The amount of such Incentive Compensation Awards shall be determined in accordance with the provisions of Section 6 and in a manner consistent with past practice by treating the Stub Period as the Performance Period and with the applicable metrics and Incentive Compensation Awards adjusted, to the extent necessary, to reflect the length of the Stub Period. The amount of the Incentive Compensation Awards shall be determined prior to the Change in Control Date and shall be based on the good faith estimates of the Company’s financial performance for the Stub Period, as determined by the Committee (as constituted immediately prior to the Change in Control) with the advice of the Company’s independent auditors.

10.3    Payment of Incentive Compensation Awards. Any Incentive Compensation Award for the Stub Period shall be paid in full in one lump sum no later than the 15th day of the third month following the end of the Company fiscal year in which the Stub Period ended, provided that the recipient Employee is still actively employed by the Company on the date Incentive Compensation Awards are paid. Notwithstanding the foregoing, if an Employee is employed by the Company on the Change in Control Date but not on the date Incentive Compensation Awards are paid because (i) he or she has been involuntarily terminated other than for Gross Cause, or (ii) he or she has voluntarily resigned for Good Reason, such Employee shall be treated for this Section 10 as being employed by the Company on the date Incentive Compensation Awards are paid.

10.4 Deferred Incentive Compensation Awards. Notwithstanding anything herein to the contrary, to the extent an Incentive Compensation Award has been deferred pursuant to Section 8.2, such Incentive Compensation Award shall be subject to the terms and conditions of the DIC Plan including, without limitation, with respect to Change in Control events.

11. Power and Authority of the Committee and the Chief Executive Officer

11.1 Plan Administration. The Plan shall be administered by the Committee, which shall have full power and authority (i) to prescribe, amend and rescind rules and procedures relating to the Plan; (ii) subject to the provisions of this Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan; (iii) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and (iv) to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

11.2    Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.

11.3    Determinations of Committee and Chief Executive Officer Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee or the Chief Executive Officer’s decisions regarding the amount of each Incentive Compensation Award, as applicable, shall be final, binding and conclusive for all purposes and need not be consistent among Employees.

11.4    Liability of Committee and Chief Executive Officer. Neither the Committee (or its delegates) nor the Chief Executive Officer shall be liable for any action or determination made in good faith with respect to the Plan or any Incentive Compensation Award, and the members of the Committee (and its delegates) and the Chief Executive Officer shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee and the Chief Executive Officer shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee and the Chief Executive Officer deem necessary, and neither the Committee nor the Chief Executive Officer shall be liable for any action taken or not taken in good faith reliance upon any such advice.

11.5    Section 409A Limitation. Notwithstanding anything contained herein to the contrary, any discretionary authority that the Board of Directors, the Committee or the Chief Executive Officer may have pursuant to the Plan shall not be applicable to an Incentive Compensation Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

12.    Amendment and Termination of the Plan

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareowners of the Company to the extent necessary to comply with applicable laws, including applicable rules of a stock exchange on which the Company’s shares are traded. Moreover, (i) no amendment of the Plan shall operate to annul or diminish, without the consent of the Employee, an Incentive Compensation Award already made hereunder, and (ii) no amendment shall adversely affect an Employee’s entitlement to an Incentive Compensation Award for the Stub Period after a Change in Control.

13.    Miscellaneous

13.1    Section 409A. The Plan is intended to comply with the requirements of Section 409A and the regulations promulgated thereunder, and the provisions hereof shall be interpreted in a manner that satisfies such requirements, to the extent permitted by law. All Incentive Compensation Awards granted hereunder are intended to be excluded from coverage under Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(4)’s “short-term deferral” rule unless, and only to the extent that, a deferral election is made pursuant to Section 8.2. If any provision of the Plan would otherwise frustrate or conflict with this intent or could cause any Incentive Compensation Award to be subject to taxes, interest or penalties under Section 409A, the Board of Directors may amend the Plan to the extent necessary to (i) comply with Section 409A,

(ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A; provided however, that such amendment shall not result in additional cost to the Company and provided further that nothing herein shall require the Company to provide any Employee with any gross-up for any tax, interest or penalty incurred by the Employee under Section 409A.

13.2    Other Compensation Plans. Nothing contained in the Plan shall prohibit the Company from granting special performance or recognition awards under such conditions, and in such form and manner as it sees fit, to Employees (including Senior Executive Employees) for meritorious service of any nature. In addition, nothing contained in the Plan shall preclude or limit the ability of the Company to establish other incentive compensation plans providing for the payment of incentive compensation to Employees (including Senior Executive Employees). Notwithstanding the foregoing provisions of this Section 13.2, no Employee shall participate in more than one incentive compensation plan for the same Performance Period unless such participation is communicated to the Employee by the Company in writing.

13.3    Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company and no part thereof shall be charged against the Incentive Compensation Awards or to the Employees.

13.4    Withholding. All Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

13.5    No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Incentive Compensation Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.

13.6    Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Incentive Compensation Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.

13.7    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

13.8    Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Arizona.

13.9    No Rights to Incentive Compensation Awards or Employment. This Plan is not a contract between the Company and an Employee. No Employee shall have any claim or right to receive Incentive Compensation Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then an Executive Employee or Senior Executive Employee under the Plan.